Exhibit 107

Calculation of Filing Fee Table

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(4)

Fees to Be Paid	$2,000,000(2)	$0.0001102	$220.40

Fees Previously Paid	$10,000,000(3)		$1,102.00(5)

Total Transaction Valuation	$12,000,000

Total Fees Due for Filing			$1,322.40

Total Fees Previously Paid			$1,102.00(5)

Total Fee Offsets			—

Net Fee Due			$220.40

(1)	Calculated solely for purposes of determining the amount of the filing fee.
(2)	This amount is based on the 200,000 additional shares to be purchased in the tender offer at the tender offer price of $10.00 per share.
(3)	This amount is based on the offer to purchase 1,000,000 shares at the tender offer price of $10.00 per share.
(4)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $110.20 per each million dollar of the transaction valuation.
(5)	This amount was previously paid in connection with the initial filing of the Schedule TO for the tender offer on November 22, 2022.